UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

Douglas Emmett, Inc.
_____________________________________________________________
(Name of Registrant as Specified in its Charter)

N/A
________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 29, 2025
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc., a Maryland corporation (the "Company"), will be held on May 29, 2025 at 9:00 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:
1.To elect eight directors to serve on the Board of Directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualify.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
3.To approve, in a non-binding advisory vote, our named executive officer compensation for 2024.
4.To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.
This year’s Annual Meeting of Stockholders will be held virtually. The virtual meeting will provide stockholders rights and opportunities to vote and ask questions substantially equivalent to in-person meetings of stockholders. In order to attend the meeting, you must register in advance at https://web.viewproxy.com/DEI/2025 by 11:59 p.m. Eastern Daylight Time on May 27, 2025. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled "Annual Meeting of Stockholders".
Our Board of Directors has fixed the close of business on April 1, 2025 as the Record Date for determining the stockholders entitled to notice of and to vote at our Annual Meeting of Stockholders, or at any adjournment thereof (the “Record Date”). Only stockholders at the close of business on the Record Date are entitled to attend or vote at our Annual Meeting.
Accompanying this Notice are a Proxy Statement and a Proxy Card. Even if you plan on attending our Annual Meeting via webcast, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.
This Proxy Statement and our 2024 Annual Report to stockholders are available at www.douglasemmett.com/proxy. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan	/s/ Michele Aronson
Jordan L. Kaplan	Michele Aronson
President and Chief Executive Officer	Executive Vice President, General Counsel and Secretary

Date: April 18, 2025

1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 18, 2025. This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held on May 29, 2025 at 9:00 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).

PROPOSAL	FOR MORE INFORMATION	BOARD RECOMMENDATION
DOUGLAS EMMETT PROPOSALS
Proposal 1: To elect eight directors to serve on the Board of Directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualify.	Page 6	FOR EACH NOMINEE
Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.	Page 9	FOR
Proposal 3: To approve, in a non-binding advisory vote, our named executive officer compensation for 2024, as more fully described in this Proxy Statement.	Page 10	FOR
This year’s Annual Meeting will be held virtually. You will not be able to physically attend the Annual Meeting. If you wish to attend the meeting you must register in advance by visiting https://web.viewproxy.com/DEI/2025. Your registration must be received by 11:59 p.m. Eastern Daylight Time on May 27, 2025. You will receive a meeting invitation via e-mail with your unique meeting link and a password prior to the meeting date. You may also authorize a proxy to vote your shares at the Annual Meeting by returning a signed Proxy Card in the enclosed postage-paid envelope, or by internet or telephone, or by following the instructions you receive from your bank, broker or other nominee.
Our Board of Directors has fixed the close of business on April 1, 2025 as the Record Date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. If you are a stockholder of record as of the close of business on the Record Date you will be entitled to attend the Annual Meeting and vote and submit questions during the Annual Meeting via a live audio webcast. If you hold your shares in “street name” through a bank, broker or other nominee as of the close of business on the Record Date you will be able to attend and submit questions during the Annual Meeting, but you will not be able to vote at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee and submit it as part of the registration process. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
We have enclosed a Proxy Card for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.

If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock, please mark, sign, date, and promptly return the enclosed Proxy Card in the postage-paid envelope or authorize your proxy electronically using the Internet or by telephone. If your common stock is held by a bank, broker or other nominee (i.e. in "street name"), please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting. Also, if you hold any of your shares in street name, you must obtain a legal proxy executed in your favor from your bank, broker or nominee and submit that legal proxy as part of the registration process in order to be able to vote these shares via the webcast at the Annual Meeting. Obtaining a legal proxy may take several days.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record or hold a proxy from a stockholder of record.
Registering to attend the Virtual Annual Meeting
To register to attend the Annual Meeting, please visit https://web.viewproxy.com/DEI/2025.
ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON May 27, 2025.
•If you hold your shares in your name as of the close of business on the Record Date for the Annual Meeting, or have received a Proxy Card, please click “Registration for Registered Holders” and enter your name, phone number, and email address.
•If you hold your shares through a bank, broker or other nominee, please click “Registration for Beneficial Holders” and enter your name and email, and click submit. You will also need to prove beneficial ownership by uploading or e-mailing to VirtualMeeting@viewproxy.com a copy of a legal proxy from your bank, broker or other nominee, or a copy of your Proxy Card, voter instruction form, notice of internet availability, or your brokerage statement. If you wish to vote in person at the Annual Meeting, you must submit a copy of your legal proxy from your bank, broker or other nominee. If you have not obtained a legal proxy from your bank, broker or other nominee and do not wish to vote in person at the Annual Meeting, you must still register in order to attend the Annual Meeting.
After you have registered for the Annual Meeting, you will receive an e-mail indicating that your registration has been confirmed along with the meeting link; you will also receive the meeting password in a separate email. You will need the meeting link and the password in order to virtually attend the Annual Meeting.
Attending the Virtual Annual Meeting
Stockholders who properly register to attend the Annual Meeting will receive a meeting invitation by e-mail with a unique meeting link and a password prior to the meeting date. You may submit questions during the registration process, or during the virtual meeting by typing your question into the questions/chat box. You will need the control number that appears on your proxy card, or if you hold your shares through a broker, bank or other nominee, that was provided with the confirmation of your registration, to vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 8:30 am, Pacific Daylight Time, and you should allow ample time for the check-in. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please contact technical support at 866-612-8937 or Virtualmeeting@viewproxy.com.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 18, 2025. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2024 Annual Report on our website at www.douglasemmett.com/proxy for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on the Record Date (April 1, 2025) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 167,446,350 shares of our common stock outstanding. Holders of our common stock are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. Cumulative voting is not permitted. The presence, via webcast or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of our common stock as of the Record Date, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of the most recent Schedule 13D and 13G filings as of the Record Date), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named each has sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan(3)	12,167,223	6.9%
Kenneth M. Panzer(4)	9,551,336	5.4%
Dan A. Emmett(5)	5,187,775	3.0%
Kevin A. Crummy	383,633	*
Shirley Wang	284,000	*
Leslie E. Bider	276,109	*
Michele L. Aronson	179,303	*
Thomas E. O'Hern	117,421	*
William E. Simon, Jr.	104,977	*
Peter D. Seymour	66,193	*
Virginia A. McFerran	39,218	*
Dorene C. Dominguez	11,419	*
Ray C. Leonard	—	—
The Vanguard Group, Inc.(6) 100 Vanguard Blvd., Malvern, PA 19355	26,187,297	15.6%
BlackRock, Inc.(7) 50 Hudson Yards, New York, NY 10001	24,166,878	14.4%
First Eagle Investment Management, LLC(8) 1345 Avenue of the Americas, New York, NY 10105	13,778,932	8.2%
Wellington Management Group LLP(9) 280 Congress Street, Boston, MA 02110	11,130,718	6.6%
State Street Corporation(10) 1 Congress Street, Boston, MA 02114	10,929,446	6.5%
All officers, directors and nominees as a group (13 persons)	28,368,607	15.1%

_________________________________________
* Less than 1%
See notes to the table on the next page

1.Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares that such person or group has the right to acquire within 60 days after the Record Date. The beneficial ownership in the table includes the following share equivalents:

Name	OP Units

Jordan L. Kaplan	8,576,602
Kenneth M. Panzer	7,981,920
Dan A. Emmett	3,465,878
Kevin A. Crummy	381,297
Shirley Wang	—
Leslie E. Bider	101,109
Michele L. Aronson	179,303
Thomas E. O'Hern	68,373
William E. Simon, Jr.	59,977
Peter D. Seymour	66,193
Virginia A. McFerran	39,218
Dorene C. Dominguez	11,419
Ray C. Leonard	—
All officers, directors and nominees as a group (13 persons)	20,931,289

As of the Record Date, we had 32,812,520 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of the Record Date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
2.Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our President and Chief Executive Officer ("CEO") and a Director, Mr. Panzer is our Chief Operating Officer ("COO") and a Director, Mr. Crummy is our Chief Investment Officer ("CIO"), Mr. Seymour is our Chief Financial Officer ("CFO"), and Ms. Aronson is our Executive Vice President, General Counsel and Secretary. Messrs. Bider, O'Hern, Simon and Leonard, and Mses. McFerran, Dominguez, and Wang are independent members of our Board.
3.Mr. Kaplan disclaims beneficial ownership of 738,981 shares of common stock owned by The Martha and Irv Kaplan Family Foundation, a California tax-exempt charitable organization. Mr. Kaplan is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
4.Mr. Panzer disclaims beneficial ownership of 695,826 shares of common stock owned by The Panzer Family Foundation, a California tax-exempt charitable organization. Mr. Panzer is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
5.Mr. Emmett disclaims beneficial ownership of (i) 839,451 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president with voting and dispositive power, and (ii) 66,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee, with voting and dispositive power. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: 268,380 OP Units owned by trusts for Mr. Emmett's children of which Mr. Emmett is a trustee.
6.Based solely on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 13, 2024 by The Vanguard Group, which reported that it had: (i) shared voting power with respect to 250,896 shares, (ii) sole dispositive power with respect to 25,755,474 shares and (iii) shared dispositive power with respect to 431,823 shares.
7.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc., which reported that it had sole voting power with respect to 23,637,374 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

8.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 8, 2024 by First Eagle Investment Management, LLC, which reported that it had sole voting power with respect to 12,581,819 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.
9.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on November 14, 2024 by Wellington Management Group LLP, which reported that it had shared voting power with respect to 8,708,225 shares and shared dispositive power with respect to all of the beneficially owned shares disclosed.
10.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 30, 2024 by State Street Corporation, which reported that it had shared voting power with respect to 8,831,351 shares and shared dispositive power with respect to 10,912,746 shares.

DOUGLAS EMMETT PROPOSALS
ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Nominees
Our Board currently has ten members, all of whose terms expire at our Annual Meeting and eight of whom are nominated for re-election to a term that will expire at our 2026 annual meeting of stockholders. Dan A. Emmett and Ray C. Leonard have informed the company that they will not stand for re-election at the end of their current term and the Board has reduced the number of members of the Board to eight, effective at the Annual Meeting. Each of the nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board that each nominee can make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and exhibit independence, experience and strong communication and analytical skills. Pursuant to our Corporate Governance Guidelines, we seek to have our Board consist of members representing a diverse and complementary mix of skills, experience, perspectives and backgrounds. As of April 1, 2025, our longest serving independent director had served for eighteen years, while the average service period of our independent directors was approximately eleven years.

Name	Age(1)	Title

Jordan L. Kaplan	63	President and CEO
Kenneth M. Panzer	64	Director and COO
Leslie E. Bider*	74	Director
Dorene C. Dominguez*	62	Director
Virginia A. McFerran*	61	Director
Thomas E. O'Hern*	69	Director
William E. Simon, Jr.*	73	Director
Shirley Wang*	56	Director
_______________________________
(1)     Age as of April 1, 2025.
* Independent director.

Jordan L. Kaplan. Mr. Kaplan has served as our President and CEO and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our President and CEO and his extensive knowledge of our operations and markets.
Kenneth M. Panzer. Mr. Panzer has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our COO and his extensive knowledge of our operations and markets.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Mr. Bider is a retired executive and investor managing his family office and family foundation. From 2008 to 2021, Mr. Bider was the Chief Executive Officer and Vice Chairman of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles-based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman and Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a CPA and principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dorene C. Dominguez. Ms. Dominguez has served as a member of our Board since 2021. Since 1985 Ms. Dominguez has worked for Vanir Construction Management, Inc. and in 2004 she became the Chairwoman and Chief Executive Officer of Vanir Group of Companies, and its subsidiaries, Vanir Development Company Inc. and Vanir Construction Management Inc., which respectively specialize in commercial and institutional real estate development and construction management. She is on the board of KB Home, the University of Notre Dame Board of Trustees, and the Aspen Institute for Latinos and Society, and a former member of the Coca-Cola Hispanic Advisory Council and CIT Group Board. She is also the first Latina to become a governor of the NBA Sacramento Kings. Ms. Dominguez holds a bachelor's degree in business administration with a concentration in finance from the University of Notre Dame and a certificate in corporate governance from Harvard University. Ms. Dominguez was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in real estate development and construction, (two growing aspects of our business) and her operating experience.
Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Ms. McFerran is an investor and advisor to technology companies and healthcare organizations embracing new technology. From 2019 to 2020 she served as the VP of Global Partnerships at Google Health. From 2016 to 2018 Ms. McFerran was the President and Chief Executive Officer of Optum Analytics, an information and technology-enabled health services business. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran was the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical roles in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern served as the Chief Executive Officer of The Macerich Company ("Macerich"), a REIT specializing in retail real estate from January 1, 2019 to February 29, 2024. Prior to becoming Chief Executive Officer, Mr. O'Hern was Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich. Prior to joining Macerich in 1993, Mr. O'Hern served as a Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. from 1978 to 1984. Mr. O'Hern also serves on the Torrance Memorial Medical Center Foundation Board of Trustees. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his service as Chief Executive Officer and Chief Financial Officer at Macerich and his knowledge of financial and accounting matters.

William E. Simon, Jr. Mr. Simon, has served as a member of our Board since 2012. Mr. Simon is Partner Emeritus of Simon Quick Advisors, a firm that provides wealth management, investment consulting, and family office services to its clients. He previously served as a Partner at Simon Quick Advisors from 2016 to 2020. Prior to becoming a partner at Simon Quick Advisors, he was Co-Chairman of William E. Simon & Sons, L.L.C. an investment firm that he co-founded in 1988. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Assistant Adjunct Professor in the UCLA Undergraduate Department of Economics and Founding Director of the UCLA Value Investing Program. He also serves as an Adjunct Instructor for the Williams College Leadership Studies Program. Mr. Simon holds a bachelor's degree in history from Williams College where he is a Lifetime Emeritus Trustee and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.
Shirley Wang. Ms. Wang has served on our Board since April 1, 2022. Ms. Wang is the founder of Plastpro Inc., a fiberglass door manufacturing company, and has served as its Chief Executive Officer since 1994. Prior to her career as an entrepreneur, Ms. Wang held executive and sales positions at Citicorp and J. Walter Thompson Advertising. Ms. Wang previously served on the board of Preferred Bank, a NASDAQ listed corporate bank. Ms. Wang serves as a trustee on the Columbia University Board of Trustees. Ms. Wang holds a bachelor's degree from the University of California Los Angeles and a Masters of Business Administration from Columbia University. Ms. Wang was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in manufacturing and construction, and her operating experience.
Directors not standing for re-election
Two of our current directors each informed our Nominating and Governance Committee that he did not wish to stand for re-election for the upcoming year and will retire as of the Annual Meeting. Each indicated that their decision did not reflect any disagreement with the Company on any matter relating to our operations, policies or practices. The Board expressed its appreciation to each of our retiring directors for their service to the Company.
Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett served as an executive officer of our Company from our inception until he retired from his executive officer position in August 2023. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. His personal family office is engaged in investment activities through various investment entities, none of which are affiliated with us. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964.
Ray C. Leonard. Mr. Leonard has served on our board since April 1, 2022. Mr. Leonard is a legendary boxer, philanthropist, bestselling author, television personality, and ringside commentator. Since 2013 he has served as President of the Sugar Ray Leonard Foundation which is committed to funding pediatric diabetes research and helping children live healthier lives. As a prominent and respected figure, Mr. Leonard has done commercial endorsements for numerous companies and appeared in numerous television shows and movies. For over 20 years, he has also been in demand as a motivational speaker. His boxing career includes an Olympic Gold Medal in 1976, six world titles in five weight classes and induction into the International Boxing Hall of Fame.

Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed and unrevoked proxy will be voted "FOR" the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote "for" the election of another person or persons as our Board recommends.

Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)

Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2025. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions will be considered present for the purpose of determining the presence of a quorum. The proposal is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. Accordingly, we do not expect any broker non-votes with respect to Proposal 2. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote "for" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our named executive officers ("NEO") compensation for 2024, as required pursuant to Section 14A of the Exchange Act. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the "Compensation Discussion and Analysis" section and related compensation tables):

We believe that our NEO compensation program represents a balanced, state-of-the-art structure, appropriately focused on pay-for-performance:
•Strong Link Between Pay and Performance. Our Compensation Committee has always focused on aligning pay with performance and has a history of lowering pay when warranted (CEO & COO pay has been raised 9 times and lowered 8 times since our IPO in 2006).
•Executive Compensation is Overwhelmingly Performance-Based. Performance-based pay represents an overwhelming majority of our NEOs' compensation. In 2024, only 9% of our CEO's and COO’s compensation consisted of base salary, with the remainder determined based on performance during the year at the discretion of our Compensation Committee at the end of the year. Our CEO's total cash compensation of $800,000 was the lowest of all twelve CEOs in our Benchmark Group(1) for 2023, and was equal to only 26.4% of the median CEO total cash compensation of $3.0 million of the Benchmark Group. As was done in prior years, at the beginning of 2024, our Compensation Committee approved written goals for purposes of our incentive compensation program which we then disclosed in our proxy statement last year for our 2024 Annual Meeting of Stockholders. For 2024, these included goals related to our 2024 Funds from Operations ("FFO"), our absolute and relative Total Shareholder Return ("TSR"), Environmental, Social and Governance ("ESG") matters, operating matters, acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee reserves the option (when appropriate and disclosed) to consider other factors which were not part of the goals set at the beginning of the year. At the end of 2024, our Compensation Committee then determined our NEOs' incentive compensation based on evaluating results against these goals, the results of which are reported in this Proxy Statement (see "Executive Compensation - Compensation and Discussion Analysis").
•Incentive Compensation Paid in Restricted Equity. We believe that our NEO compensation program aligns incentive compensation opportunities with the interests of our stockholders. In 2024, our CEO, COO, and our other NEOs' received 99% of their incentive-based compensation in the form of restricted LTIP Units. "LTIP Units" are a separate series of limited partnership interests in our operating partnership which, after certain events, may be converted on a one-for-one basis into OP Units. LTIP Units have been granted to certain our employees and non-employee directors as part of their compensation. This directly ties the compensation for our NEOs' to the interests of our stockholders.
•Substantial Transfer Restrictions Align Compensation with Long-Term Stockholder Value. In order to tie the interests of our NEOs' with the interests of our stockholders, we require that our NEOs hold their equity grants for many years:
◦Transfer is restricted for a minimum of four to seven years after grant, based on the date of vesting.
◦Transfer is also restricted unless our future stock price exceeds 102% of the price on the grant date; if the hurdle is not reached within 10 years, 100% of the grant is forfeited.
____________________________________________________
1 Our Benchmark Group was recommended by our Compensation Committee's independent compensation consultant, FTI Consulting, Inc. ("FTI") and approved by the Compensation Committee based on the following criteria: (i) office sector REITs that primarily invest in Class "A" space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; (iii) select California-based REITs with whom we compete for talent; and (iv) the overall composition of the peer group was constructed so that the Company is relatively close to the median in terms of implied market capitalization and total enterprise value. Our Benchmark Group for 2024 was comprised of the following companies:

Alexandria Real Estate Equities, Inc.	Apartment Income REIT Corp	Boston Properties, Inc.
Empire State Realty Trust, Inc.	Hudson Pacific Properties, Inc.	JBG SMITH Properties, Inc.
Kilroy Realty Corporation	Paramount Group, Inc.	Piedmont Office Realty Trust, Inc.
SL Green Realty Corp.	UDR, Inc.	Vornado Realty Trust
For members of the group that have not been public companies during the entire period of the above TSR analysis we included those members during the first year their data became available.

•Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. We require our NEOs to comply with our substantial equity ownership requirements. As of the Record Date, our NEOs and directors held approximately 18.3% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $581.0 million based on the closing price of our stock on the Record Date. All of our NEOs and directors are in compliance with our share ownership and retention requirements (see "Corporate Governance-Equity Ownership Requirements").

Required Vote
As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our NEO compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Our current policy is to hold a non-binding, advisory vote on the compensation of our NEOs every year and, unless our Board determines, we will hold our next say-on-pay vote at our 2026 Annual Meeting of Stockholders. The advisory proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote "for" Proposal 3.

Board Recommendation
For all of these reasons, our Board recommends a vote "FOR" the following resolution at our Annual Meeting:
"RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the 2024 compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Corporate Governance Guidelines, which are available at www.douglasemmett.com/governance, were adopted by our Board to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than twelve years unless that limit is waived by the Board on recommendation of our Nominating and Corporate Governance Committee if it determines that doing so is in our best interest. As of April 1, 2025, Messrs. Bider, O'Hern and Simon had served for more than twelve years and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued waivers for all of them because it believed their service to our Board continues to benefit our business. As of April 1, 2025, the average service period of our independent board members nominated for re-election was approximately eleven years.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is available at www.douglasemmett.com/governance, is applicable to our directors, officers and employees; it embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. We also require our vendors, suppliers and consultants to comply with our Code of Vendor Conduct which is available at www.douglasemmett.com/governance and embodies the same principles as our Code of Business Conduct and Ethics. If we make any amendments to our code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendments or waivers, the effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Stockholder Power to Amend Bylaws
Our bylaws currently permit stockholders, as well as the Board, to amend the bylaws (other than the provisions requiring indemnification of our directors and officers or the procedures for amendment of the bylaws). Stockholders entitled to cast a majority of votes entitled to be cast on the matter can approve any such bylaw amendment submitted by the Board or by a stockholder or group of up to twenty stockholders who have owned, in the aggregate, at least three percent of the outstanding shares or our common stock for at least three years, in accordance with the procedures required by our bylaws.
Equity Ownership Requirements
Our Board has adopted a policy to require our executive officers and directors to reach target equity ownership levels. Absent a waiver from the Board, none of which has ever been granted, within five years of becoming subject to the policy each covered person must own (through a combination of common stock, OP Units, and/or LTIP Units) the lesser of a multiple (based on fair market value of the equity at each year-end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Multiple of Salary/Retainer

CEO	4x
Other executive officers	3x
Directors	3x

Our directors are restricted from selling or transferring equity compensation for a minimum of two years after grant and our executive officers are restricted for a minimum of four years and as many as seven years after grant. As of the Record Date, all of our executive officers and directors were in compliance with the Board's policy and held an aggregate 35.8 million share equivalents with a market value of $581.0 million based on the closing price of our stock on the Record Date.

Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the New York Stock Exchange ("NYSE") independence rules. To assist in its determination concerning the independence of directors or nominees, we provide our Board with information about all known relationships and transactions between that director and nominee and us, whether material or not. The Board then determines which of those relationships and transactions merit consideration by it in the independence determination, and which, such as known employment or tenant relationships that are clearly below the applicable disclosure thresholds, do not rise to that level. Relationships and transactions which the Board believed merited such consideration are included in the section entitled "Transactions with Related Persons." Our Board determined that all of our non-employee board members are independent in accordance with our Corporate Governance Guidelines and the NYSE independence rules, with the exception of Mr. Emmett who retired as an executive officer during 2023.
Board Leadership Structure
With Mr. Emmett's planned retirement as Chairman, the Board of Directors will address the matter of future leadership structure at its scheduled May 2025 meeting immediately following the annual shareholder meeting.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our executive officers and our relevant departments assess and manage our exposure to risk, including risks associated with computerized information system controls, cybersecurity and data privacy, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversees a similar assessment of potential fraud risks.
Our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, our Compensation Committee reviews our compensation policies and practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Stockholder and Interested Party Communications
Communications to our Board or any of its committees may be addressed to the appropriate recipient, care of our Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the Chairman of the Board. All concerns regarding accounting, internal accounting controls, auditing and other related matters should be addressed to the Audit Committee. All concerns sent to the attention of our independent directors will be distributed to the three committee chairs.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2024 annual meeting of stockholders, with the exception of one absence.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities that applies to all our personnel, including directors, officers and employees and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. Our insider trading policy prohibits our Board members, officers and employees from (i) purchasing or selling any of our securities while in possession of material nonpublic information, (ii) purchasing or selling any of our securities without written permission of our CFO or our CEO, (iii) engaging in any short sales of our securities, (iv) engaging in any transactions in puts, calls, or other derivative securities involving our securities, including, without limitation, on an exchange, on an over-the-counter market, or in any other organized market, (v) engaging in hedging transactions involving our securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, (vi) pledging our securities as collateral for a loan, purchasing our securities on margin (i.e., borrowing money to purchase the securities), or placing our securities in a margin account, unless approved in advance by our CFO, and (vii) directly or indirectly passing material nonpublic information to others, including without limitation, family members, other persons living in the respective persons household or friends and casual acquaintances. The policy also prohibits "Restricted Persons" from trading in securities during the blackout period, which occurs starting on the day following the end of each fiscal quarter and ending after completion of the second full NYSE trading day after the public release of earnings data for the respective quarter or during any trading suspension period declared by us. Restricted Persons includes all directors, executive officers and certain key employees (those employees attending our quarterly Disclosure Committee meeting), as well as any family members or other persons that reside in the same household as those persons.

BOARD MEETINGS AND COMMITTEES

During 2024, our Board met four times and acted by written consent four times. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for "director independence" under the rules and regulations of the SEC and the NYSE. Our Board committees have adopted charters, which are available on our website at www.douglasemmett.com/charters. Our directors attended all of our Board meetings during 2024, with the exception of one absence, and all of the meetings of the respective committees on which they served during 2024, with the exception of two absences.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee members are Virginia A. McFerran, Chairperson, Ray C. Leonard and William E. Simon Jr. In addition to any other duties or responsibilities as may be assigned by the Board, our Nominating and Corporate Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of our Board committees; (v) reviewing our corporate governance guidelines; (vi) reviewing director compensation levels and practices; (vii) overseeing our Board's self-evaluation process and the evaluation of management; (viii) considering any other corporate governance issues that may arise; and (ix) monitoring the implementation of our Code of Business Conduct and Ethics and proposing for Board approval any revisions the Committee deems appropriate. Our Nominating and Corporate Governance Committee met twice during 2024 and acted once by written consent.
Our Nominating and Corporate Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required for members on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating and Corporate Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Nominating and Corporate Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Nominating and Corporate Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating and Corporate Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Corporate Governance Committee members, other members of our Board and our executive officers. Upon completion of these interviews and other due diligence, our Nominating and Corporate Governance Committee may recommend to our Board the election or nomination of a candidate.

Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Nominating and Corporate Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Nominating and Corporate Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Pursuant to our Corporate Governance Guidelines, our Board and our Nominating and Corporate Governance Committee seek to have our Board consist of members representing a diverse and complementary mix of skills, experience, and backgrounds. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Nominating and Corporate Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating and Corporate Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates to our Nominating and Corporate Governance Committee under the provisions set forth above for communication with our Board. Stockholders' proposals must be provided to the Company with the information specified in our Bylaws. No such proposals were received from our stockholders for our 2025 Annual Meeting.
We require specific approval by our Nominating and Corporate Governance Committee of service by any of our directors on more than three public company boards (including service on our Board), or on more than two other public company audit committees if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to twelve years, unless that limit is waived by our Nominating and Corporate Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Nominating and Corporate Governance Committee may accept or reject in its sole discretion.
Audit Committee
Our Audit Committee members are Thomas E. O'Hern, Chairperson, Leslie E. Bider, and Dorene C. Dominguez. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent auditors; (ii) reviewing our financial statements, earnings releases and material communications, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and approving the charter for internal controls, including a review, not less than annually of the adequacy and effectiveness of our accounting and internal control policies and procedures (including responsibilities, budget, compensation and staffing of the internal audit function), and any major issues as to the adequacy of our internal controls, including computerized information system controls and security, and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; (iv) discuss periodically with management, the independent auditors and the persons responsible for the internal audit function, the Company’s policies with respect to risk assessment and risk management, including risks associated with computerized information system controls and security, risks associated with information technology, including cybersecurity and data privacy risks, and its plans to monitor, control and minimize such risks and exposures; (v) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (vi) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditors during the prior two years. As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is "independent," as defined under the rules and regulations of the SEC and the NYSE, and that two of the three members (Messrs. O'Hern and Bider) are "audit committee financial experts" as defined under the rules of the SEC. Our Audit Committee met four times during 2024, and acted twice by written consent.

Compensation Committee
Our Compensation Committee members are Leslie E. Bider, Chairperson, William E. Simon, Jr and Shirley Wang. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation, perquisites and personal and other benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving equity grants; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met once during 2024, and acted three times by written consent.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed "soliciting material" or "filed" with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Leslie E. Bider, Chairman
Shirley Wang
William Simon Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age(1)	Title

Jordan L. Kaplan(2)	63	President and Chief Executive Officer
Kenneth M. Panzer(2)	64	Chief Operating Officer
Kevin A. Crummy(3)	59	Chief Investment Officer
Peter D. Seymour(4)	56	Chief Financial Officer
Michele L. Aronson(5)	55	Executive Vice President, General Counsel and Secretary
___________________________________________________
(1)     Age as of April 1, 2025.
(2)    Biographical information regarding Messrs. Kaplan and Panzer is set forth above under "Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees".
(3)     Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.
(4)    Peter D. Seymour. Peter D. Seymour was appointed CFO in 2019. Prior to joining us in 2017 as our Chief Strategic Officer, Mr. Seymour spent 20 years at The Walt Disney Company, where he had served as Executive Vice President and CFO of the Disney-ABC Television Group. Mr. Seymour holds a Bachelor of Arts degree from Stanford University and an M.B.A. from Stanford Graduate School of Business.
(5)    Michele L. Aronson. Michele L. Aronson is our Executive Vice President, General Counsel and Secretary. Prior to joining us in 2014, Ms. Aronson spent 13 years at Morgan Stanley, where she served as Managing Director in the private real estate investment division. She also held positions as Associate at Paul, Hastings LLP and Vice President / Legal Counsel at Douglas Emmett & Company. Ms. Aronson holds a Bachelor of Arts degree from the University of California, Los Angeles and a Juris Doctor from the University of Southern California.

.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans, including compensation for our NEOs. This section describes our NEO compensation philosophy, the material elements of our NEO compensation program, the compensation decisions made under the program, and the factors considered in making those decisions, in each case with respect to our NEOs. For 2024 our NEOs were:
•Jordan L. Kaplan - President and Chief Executive Officer
•Kenneth M. Panzer - Chief Operating Officer
•Kevin A. Crummy - Chief Investment Officer
•Peter D. Seymour - Chief Financial Officer
•Michele L. Aronson - Executive Vice President, General Counsel and Secretary
What We Pay and Why: Components of our NEO Compensation
The principal components of compensation for our NEOs in 2024 were:

Compensation Element	Primary Objective	Key Feature
Base Salary	To provide a regular source of income at market comparable rates so executives can focus on day-to-day responsibilities. To recognize ongoing performance of job responsibilities.	Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.

In 2020, salaries for our CEO & COO were reduced by
20% at their request after the onset of the pandemic and
remain at that reduced level.
Long-Term Incentives	To emphasize long-term performance objectives, recognizing that our capital investments in acquisitions and development take multiple years to reach full stabilized performance.

To encourage creation of long-term stock value and further align the interest of our executives with stockholder interests.

To retain key executives through the performance and vesting periods.
At the end of 2024, our CEO and COO were awarded long-term restricted equity based on their performance against goals set at the beginning of 2024. These awards represented 91% of their total compensation for the year, the highest percentage among our Benchmark Group.

100% of the equity grants are "at risk" and subject to a future stock performance hurdle.

100% of the equity grants are restricted from transfer for four to seven years after grant, based on the date of vesting.

Perquisites	To use minimal perquisites to help executives focus on company responsibilities.	Our perquisites are lower than the average for our benchmark group, consisting only of car allowances, 401K plan matching and the incremental cost of personal use of executive assistants for personal matters.

Our Executive Compensation Philosophy
Our Compensation Committee designs our compensation programs to reflect the following principles:
•We Pay for Performance: We believe in compensating our NEOs based on their performance ("pay for performance"). We tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, approximately 91% of our CEO's and COO's total annual compensation in 2024, and approximately 71% of our other NEOs' compensation in 2024, was in the form of contingent restricted equity, the amount of which was based on our Compensation Committee's evaluation of their performance against predetermined goals during 2024. The restricted equity grants are subject to a future stock performance hurdle, and are restricted from transfer for four to seven years after grant, based on the date of vesting.
•We Reward Long-Term Value Creation: We manage our business with a focus on long-term value creation. Our acquisitions and development projects typically take many years to complete and stabilize. For example, we started working on entitlements for our Landmark LA apartment development in Brentwood in 2012, started construction in 2018, welcomed our first tenants in 2022, and completed leasing to a stabilized level in 2023. A current example of this long-term focus is the redevelopment of our Barrington Plaza residential property. While the removal of the residential tenants reduces our current FFO, the retrofit and modernization are expected to significantly enhance the safety of the towers and the long-term value of the property. In addition, building and maintaining our unique operating platform requires a commitment to long-term investments. We believe that our NEOs' compensation should align incentive compensation opportunities with not only the Company's corporate strategies and business objectives but also the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking. Accordingly, we look at performance not only for the latest year or on a year-over-year basis, but also with a view to managing compensation to appropriately compensate, incentivize and retain our executives for long-term achievements.
•We Avoid Mechanical Formulas: Our strategy of creating long-term value for investors differs from that of many of our competitors in the office REIT segment and informs our approach to assessing performance. We do not rely on a strict formulaic framework for measuring performance against our annual goals to determine compensation in a particular year. Rather than relying on a purely quantitative "actual versus short-term target" framework, our Compensation Committee combines a balanced quantitative and qualitative assessment against pre-established short and longer-term goals because this approach allows it to:
◦Evaluate management’s performance annually while taking into account long-term value creation;
◦Avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results;
◦Take into account management's success in addressing business conditions and unforeseen developments during the year that impact actual performance against the original goals;
◦Factor in its analysis of the level of risk incurred against the actual and potential benefits gained; and
◦Properly emphasize quantitative results while also considering qualitative factors.
•We Avoid Dramatic Swings (Both Up and Down) in Compensation: While our Compensation Committee believes strongly in aligning pay and performance, and has a long track record of lowering pay when warranted, it also believes that dramatic swings in compensation (both up and down) from year to year should be avoided. During the past ten years that our current compensation structure has been in place, the largest year over year increase in our CEO's and COO's compensation was 10% and the largest decrease was 10%. In 2019, when management outperformed against all stated measurement goals and our one, three and five year TSR were all in the top quartile of the Benchmark Group, our CEO's and COO's pay was increased only 8% after being held flat the prior year. According to the Compensation Committee's independent compensation consultant, FTI Consulting, Inc. ("FTI") this placed the average of our CEO and COO total compensation in the 66th percentile of our Benchmark Group of comparable REITs for 2019. The following year when the pandemic began impacting our business, management underperformed against some stated goals and our one year TSR was -31%. In response, our CEO's and COO's base salaries were reduced by 20% and their equity awards were reduced by 10%. The office sector has faced some unprecedented challenges since the pandemic, and while the Compensation Committee shares stockholders' disappointment with the TSR over that period, it believes that it has adjusted pay appropriately to balance various factors including shorter term TSR and longer term value creation, while also placing a premium on NEO retention during a very turbulent office leasing environment.

•We Pay Most Compensation in Restricted Equity: We pay most of our executives' compensation in the form of long-term restricted equity (LTIP) awards. In 2024, 99% of the incentive compensation for all of our named executive officers was LTIP awards and 1% was cash. The LTIP awards represented 91% of our CEO's and COO's total annual compensation and 71% of our other NEOs total annual compensation. All of the equity grants we made in 2024 were performance based, with the amount granted reflecting our Compensation Committee's evaluation of the executives' performance against predetermined goals during 2024. Our Compensation Committee believes that equity should generally be granted at the end of the performance period after evaluating actual performance rather than at the beginning of the measurement period where a failure to perform might require forfeiture. In addition, even though these annual equity grants are compensation for the year that has just ended, as described below all of the equity grants are subject to further future performance hurdles, vesting periods, and significant restrictions on transfer designed to align executives' incentives with shareholder focus on long-term value creation.
•We Provide Competitive Compensation: We believe we must design our pay to enable us to attract and retain talented and experienced executives. To do this, we "benchmark" our CEO's and COO's compensation by regularly reviewing industry trends and level of compensation of our competitors, including our Benchmark Group, and use this information to assist us in determining the appropriate amounts, types and mix of compensation for our CEO and COO while taking into account our unique management strategy and the skill set required to implement that strategy. Throughout this Proxy Statement, we refer to this practice as "benchmarking." Once our Compensation Committee has determined our NEO's performance against the disclosed goals for the year, it then determines an appropriate target percentile rank of total compensation among our Benchmark Group and adjust pay accordingly.
•We Discourage Excessive Risk: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. By awarding restricted equity (LTIP Units), rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.
•We Follow Compensation Best Practices: We strive to implement best practice compensation and governance-related policies to encourage ethical and social responsibility:
◦Clawback Policy. We maintain a "clawback" policy which complies with the new SEC rules and NYSE listing standards and provides for the recovery of erroneously awarded incentive-based compensation from our executive officers in the event of a financial restatement
◦Pledges Restricted. We discourage pledges of our securities by our management, allowing them only if our Audit Committee determines on a case-by-case basis that the loan can be repaid without resorting to the pledged securities.
◦Hedging Prohibited. We do not permit hedging of our securities by our management.
◦Equity Contingent on Continued Employment. All of our equity grants vest over three or more years.
◦Significant Holding Requirements for Equity Grants. We restrict our executive officers from transferring their equity awards for four to seven years after grant, based on the date of vesting and assuming the grant achieves its stock-price hurdle.
◦Robust Stock Ownership Guidelines. As of the Record Date, our directors and executive officers owned approximately 18.3% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $581.0 million using the price of our common stock on the Record Date.
◦No Single Triggers on Change of Control. We do not have any single trigger change of control provisions.
◦No Evergreen Contracts. None of our executives has an evergreen employment contract.
◦No Tax Gross Ups. None of our executives has any tax gross-ups with respect to payments made in connection with a change of control.
◦No Guaranteed Incentives or Salary Increases. The vast majority of total compensation (91% for our CEO and COO, and 74% for our other NEOs in 2024) is variable or at-risk pay (i.e., not guaranteed), and salaries comprise a small portion of our NEOs' total compensation opportunity.
◦Low Perquisites. We minimize perquisites and other benefits, with the amounts for our CEO and other NEOs' well below the average of our Benchmark Group.

◦Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to assist it in its analysis. For more information, see "Role of Compensation Consultants" further below,
◦No Stock Option Repricing. We do not allow repricing of stock options.

CEO and COO Compensation

The discussion that follows describes in detail the 2024 compensation of our CEO and COO. Given the allocation of responsibilities between our CEO and our COO, we have always paid them equal compensation and used the same principles to determine their compensation. Given the uncommon practice of paying equal compensation to our top two executives, the Compensation Committee compares the average of our CEO and COO total compensation to that same average for our Benchmark Group and seeks to set their average compensation at the appropriate percentile rank of the Benchmark group based on their performance. The Compensation Committee targets total average CEO and COO compensation in the top one third of the Benchmark Group average in years their performance is rated as Outperform, near the median of the Benchmark Group average in years their performance is rated as Perform, and near the bottom one third of the Benchmark Group average in years their performance is rated as Underperform.

We use similar principles to set the compensation of our other NEOs. For a discussion of the 2024 compensation of our other NEOs, please refer to the discussion under the heading "Other Named Executive Officers", and the "Summary Compensation Table" and "Grants of Plan-based Awards" table below.

Majority of Compensation "At Risk"
Approximately 91% of our CEO's and COO's compensation for 2024 was not guaranteed but rather was tied directly to the future performance of the Company's stock price. As reflected in the charts below, this is the highest percentage of performance based compensation compared to total compensation among our Benchmark Group.
Annual long-term equity awards are "at risk" because those grants are: (i) contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a level set by the Compensation Committee (a hurdle of two percent stock price growth was set for 2024 grants); (ii) vest over three years; (iii) are subject to restrictions on transfer for four to seven years after grant, based on the date of vesting; and (iv) are forfeited 10 years following the grant date if the stock price performance requirements have not been met.
Our annual long-term equity awards in 2024 for our NEOs exclusively take the form of LTIP Units, granted under our 2016 Plan. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock, and are subject to vesting conditions and restrictions on transfer. LTIP Units are structured as "profits interests." Upon the occurrence of specified events and satisfaction of applicable vesting conditions (including reaching stock price hurdles set forth in the award agreements), the LTIP Units may be converted into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election.

Setting 2024 Incentive Compensation: Matching Pay for Performance

Compensation Committee Goal Setting and Review Timeline
February 2024: Goals Set and Approved by Compensation Committee	→	April 2024: Proxy Statement Filed with 2024 Goals	→	December 2024: Compensation Committee Reviews Performance Against 2024 Goals and Determines Pay

In determining incentive compensation for 2024, our Compensation Committee assessed our management's achievements relative to the following five categories of goals it established in February 2024.

2024 Goals
Goal Category	Description	Weight
1. FFO(1) Target
Our Compensation Committee evaluated whether our management achieved the quantitative FFO target of $1.67 per share set by our Compensation Committee at the beginning of 2024. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looked at the "quality" of our FFO as well as its absolute amount, recognizing that increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions.
		20%
2. Total Shareholder Return (TSR)	Our Compensation Committee reviewed our TSR, which includes share price appreciation and dividends, on an absolute basis and relative to the TSR of our Benchmark Group. The Committee looks at the one, three and five year time periods. In evaluating relative performance, placement in the top quartile of our Benchmark Group is considered to be outperformance and placement in the bottom quartile is considered to be underperformance.	20%
3. Environmental, Social & Governance (ESG)	Our Compensation Committee evaluated whether our management achieved the specific ESG goals set by our Compensation Committee at the beginning of 2024.	20%
4. Operating Goals	Our Compensation Committee evaluated whether our management achieved the specific operating goals set by our Compensation Committee at the beginning of 2024.	20%
5. External Business Activities and Other Factors	Our Compensation Committee evaluated our external business activities during the year, which included the effectiveness and financial results of acquisitions, dispositions, financings and development and redevelopment activities. Our Compensation Committee did not set any numeric targets for these activities at the beginning of the year, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.	20%
Our Compensation Committee also considered additional factors beyond those identified at the beginning of the year as described below.

________________________________________
(1) FFO is a non-GAAP financial measure that we believe provides useful information to investors. For a definition of FFO see "Financial Performance Measures used to Determine Compensation Actually Paid (CAP)" further below in the "PAY VERSUS PERFORMANCE" section.

For 2024, our Compensation Committee made the following determinations and applied the following weightings to each area:

FFO Target:  Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the 2024 FFO target of $1.67 per share (excluding the effect of acquisitions, equity issuances and repurchases, debt financings and repayments, and recapitalization, which had not been announced as of February 6, 2024) adopted by our Compensation Committee in February 2024. On this basis, we achieved FFO per share of $1.71 in 2024.

Our Compensation Committee rated our management's achievement for FFO as Outperform.

TSR: Weighting 20%

•Our Compensation Committee reviewed the analysis of FTI regarding its assessment of our TSR, which includes share price appreciation and dividends. FTI's report compared our TSR to the TSR of our Benchmark Group for the period ended November 12, 2024 (the Compensation Committee met on November 26, 2024). FTI subsequently updated that information as of December 31, 2024, which is reflected in the chart below:

	As of December 31, 2024
Performance Period	Our TSR	Benchmark Group Percent Ranking
1-Year	34.42%	79%
3-Year	(35.70)%	39%
5-Year	(46.88)%	26%

Our Compensation Committee rated our management's achievement for TSR as Perform.

ESG Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the ESG goals adopted by our Compensation Committee at the beginning of 2024 and disclosed in our proxy statement filed in 2024:

•Reduce greenhouse gas (GHG) emissions by 30% across our office portfolio by 2035 as compared to 2019.

Outperform
Through December 31, 2024, we have reduced our GHG emissions by 13% versus 2019. With the Company ahead of schedule in achieving this goal, the Compensation Committee rated management's achievement as Outperform.

•Have 80% of our stabilized eligible office space qualify for "Energy Star Certification" by the U.S. Environmental Protection Agency ("EPA")

Outperform	In 2024, 84% of our eligible office space qualified for "Energy Star Certification" which requires them to perform in the top quartile of all comparable buildings in the U.S. With the Company above the target goal, the Compensation Committee rated management's achievement as Outperform.

•Reflect the diversity of our communities in our employees and managers.

Perform	Our workforce remains a good reflection of the diversity of our submarkets. We published our diversity data in our annual ESG report, as discussed below.

Our Compensation Committee rated our management's achievement for ESG Goals as Outperform.

Operating Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the Operating Goals adopted by our Compensation Committee at the beginning of 2024 and disclosed in our proxy statement filed in 2024:

•Institute additional upgraded information technology systems.

Perform	We implemented a number of significant enhancements and additions to our key systems including: (i) Implemented a new Remote Monitoring and Management (RMM) tool for better transparency and control of our technology assets, (ii) Installed a new credentialing solution for enhanced security at our property locations, and (iii) Created integration among our construction, workflow, and reporting systems to reduce re-keying and improve the integrity of data.

•Limit our general and administrative (G&A) expenses to a percentage of revenue in the lower half of comparable REITs.

Outperform
For the year ended December 31, 2024, our G&A expenses remained the lowest of all comparable office REITs as a percentage of revenue. Our G&A expenses were 4.6% of revenue, compared to the 8.8% average for our Office Peer Group (1).

•Achieve a leased rate in our office portfolio that exceeds the Class "A" office average in our submarkets.

Uncertain	CBRE data indicated our office leased rate was 1.8% below the market average but Costar data indicated our office leased rate was 0.2% above the market average. Considering the disparity in the third party reporting we are unable to make a reliable determination.

•Make substantial progress on key development projects.

Outperform
In 2024, we initiated the transformation of our 456,000-square-foot Studio Plaza office building in Burbank into a multi-tenant property, featuring a completely redesigned lobby, along with refreshed landscaping and an enhanced arrival experience. At Barrington Plaza, we progressed with pre-development efforts, reaching the advanced stages of permitting and cost estimation by the end of the year, with construction slated to start on the 712-unit residential property in 2025. Meanwhile, at the Residences at Bishop Place in Honolulu, our office-to-residential conversion project, we started converting one of the last two office floors into apartments, with completion expected in early 2025.

Our Compensation Committee rated our management's achievement for Operating Goals as Outperform.

___________________________________________________________
(1) Our Office Peer Group includes Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust.

External Business Activities and Other Factors:  Weighting 20%

Our Compensation Committee evaluated management's performance relative to External Business Activities and Other Factors during 2024. During 2024:
•Fortified Balance Sheet. We closed a $325 million secured, non-recourse, loan for one of our joint ventures in which we own 20%. The loan replaced a $400 million loan that we paid down using cash on hand in that joint venture. The new debt matures in December 2028 and is secured by five office properties, with interest swapped at a fixed rate of 6.36% until January 2028.
•New Joint Venture & Acquisition. We formed a new joint venture (JV) to acquire a 17-story, 247,000 square foot office building and adjoining residential development site in Westwood. We estimate that the JV’s total investment, including acquisition, upgrades to the existing tower, and construction of a new residential building, will be approximately $150 to $200 million over a three-to-four-year period, depending upon on our final plan. The new JV obtained a $61.8 million secured, non-recourse, interest-only loan that matures in January 2030 and has a fixed rate of 6% until July 2027 and 6.25% thereafter. We manage, and own a 30% interest in the new JV and expect to benefit from significant operating and leasing synergies due to the proximity of our other Westwood properties.

Our Compensation Committee rated our management's achievement for External Business Activities and Other Factors as Outperform.

Conclusion and Determination of Pay
CEO and COO
With 20% of the five goal categories rated as Perform, and 80% of the five goal categories rated as Outperform, the Compensation Committee concluded that overall performance for our CEO and COO rated as Outperform. Accordingly, the Compensation Committee concluded that the average compensation of our CEO and COO should be targeted moderately above the median of our Benchmark Groups average CEO and COO total compensation, and that an increase relative to 2023 stock awards was warranted. According to FTI, an increase in the value of their 2024 total compensation of 10% from 2023 was expected to place them at approximately the 55th percentile of the average of CEO and COO compensation. The Committee also noted that having our CEO's total cash compensation set at the lowest level of the Benchmark Group, and his at risk long term incentive compensation at the highest percentage of pay of the Benchmark Group was appropriate, and good alignment of pay and performance for 2024.

Other NEOs Compensation
We use similar principles to set the compensation for our NEOs other than our CEO and COO, although they typically have a higher portion of their compensation represented by base compensation and lower variation in incentive compensation based on performance. Our Compensation Committee's evaluation of our officers places strong emphasis on their contributions to our overall performance because our Compensation Committee believes that our officers share responsibility for achieving our overall goals, which we set with a view towards how they help achieve our long-term strategy. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth. For 2024, our Compensation Committee assessed the performance of our NEOs based on these principles, concluding that their performance throughout the year was generally outstanding. They achieved an overall Outperform rating against the objectives established by the Compensation Committee in early 2024. Consequently, the Compensation Committee opted to maintain current compensation for our CIO while approving pay increases for our other NEOs in 2024.

For more information on the 2024 compensation of our NEOs see the "Summary Compensation Table" and "Grants of Plan-based Awards" tables further below.

2025 Operating and Financial Goals

In February 2025, our Compensation Committee set the following targets and goals for determining executive compensation at 2025 year-end:

2025 Goals
Goal Category	Description
1. FFO Target
Our Compensation Committee set a target for 2025 FFO of $1.45 per share. This target excludes the impact from any future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 4, 2025.

2. Total Shareholder Return (TSR)	Relative and absolute TSR performance is compared to our Benchmark Group in order to align compensation with performance. The Committee looks at the one, three and five year time periods. In evaluating relative performance, placement in the top quartile of our Benchmark Group is considered to be outperformance and placement in the bottom quartile is considered to be underperformance.
3. Environmental
Our Compensation Committee evaluates progress toward achieving certain environmental goals, including but not limited to the following goals:
•Reducing greenhouse gas emissions by 30% across our portfolio by 2035 as compared to 2019.
•Qualifying 80% of our stabilized eligible office space qualify for "ENERGY STAR Certification" by the EPA, which indicates energy efficiency performance in the top quartile of all comparable buildings in the U.S.

4. Operating Goals
The Compensation Committee evaluates progress toward achieving certain operating goals, including but not limited to the following goals:
•Instituting upgraded information technology systems.
•Limiting our G&A expenses to a percentage of revenue in the lower half of comparable REITs.
•Increasing the leased rate of our in-service office portfolio.
•Increasing the leased rate of our Studio Plaza office asset.
•Making substantial progress on key development and repositioning projects.

5. External Business Activities and Other Factors	The Compensation Committee also evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions, financing and development and redevelopment activities. The Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. The Compensation Committee believes it is equally important to avoid bad acquisitions as it is to complete good acquisitions.
Our Compensation Committee may consider other factors, including but not limited to employee retention, succession planning, handling of extraordinary events that occur during the year, or other items that may have a material impact on our long-term success.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code, which limits the deduction of compensation (as defined in Section 162(m)) to $1.0 million that is paid in any calendar year to certain executive officers. For 2024, none of our executive officers received compensation in excess of the $1.0 million cap for deductibility under Section 162(m). In general, our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. Our LTIP Units are structured as "profits interests" for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). We account for stock-based compensation in accordance with Accounting Standards Codification ("ASC") 718.
Role of Compensation Consultants
In 2024, our Compensation Committee retained FTI to assist in the determination of executive compensation, including base salary, annual cash incentive (if any) and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board.

In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which were determined exclusively by our Compensation Committee.

In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to FTI represent significantly less than 1% of its revenues.

Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our NEOs, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. Our Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO target and other matters in its discretion, and our CEO provided our Compensation Committee with his evaluation of progress in meeting the 2024 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which were determined exclusively by our Compensation Committee.

Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no "single trigger" provisions). Messrs. Kaplan's and Panzer's employment agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the employment agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred. Our employment agreements also do not contain any excise tax gross up provisions. See "Principal Compensation Agreements and Plans - Employment Agreements." The equity awards that we have made provide that any unvested options or LTIP Units will not automatically vest on any change of control unless our common stock ceases to be publicly traded as a result. For additional information regarding payments to be made to our NEOs upon a change of control, see "Potential Payments Upon Termination or Change of Control," below.

Equity Award Timing Policies and Practices
Historically we have not, and in 2024, we did not, grant awards of stock options, stock appreciation rights, or similar option‐like instruments to our NEOs. As such, we do not maintain a policy with respect to the grant of stock options, stock appreciation rights, or similar option‐like instruments, however, as a general matter, we do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Principal Compensation Agreements and Plans

2016 Omnibus Stock Incentive Plan
Our 2016 Omnibus Stock Incentive Plan (our "2016 Plan") was adopted by our Board and approved by our stockholders in 2016. An amendment to the 2016 Plan was approved by our stockholders in 2023. Our 2016 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by enabling participation of these key persons in our long-term growth and profitability. Please refer to Proposal 4 of the 2023 Proxy Statement, and Note 13 to our audited financial statements included in our 2024 Form 10-K filed with the SEC on February 17, 2025, for additional information.

Employment Agreements
We have employment agreements with each of Messrs. Kaplan and Panzer. This summary of our employment agreements does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the agreements, which were attached as exhibits 10.1 and 10.2 to Form 8-K, respectively, filed on January 3, 2024. The principal terms of the agreements are as follows:
•Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000. At the request of the respective officers, our Compensation Committee approved a 20% reduction (to an annual rate of $800,000 effective May 1, 2020) in the base salaries of Messrs. Kaplan and Panzer. Messrs. Kaplan and Panzer are also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their executive assistants for personal use to an extent reasonably consistent with past practices. Messrs. Kaplan and Panzer are entitled to 25 days of paid time off per year. Otherwise, the agreements do not provide our executive officers with perquisites that differ from those of our other employees.

•Term: The term of each employment agreement ends December 31, 2028, subject to earlier termination with or without cause (30-days' prior notice is required where the termination is by the Company without cause or by the officer for good reason).

•Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three times the average of their annual compensation over the last three full calendar years ending prior to the termination date, including (i) their salary and (ii) their annual bonus (including the value of any equity grants), and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period following their termination. See "Potential Payments Upon Termination or Change of Control" below.

•Other Termination Payments: Upon an officer's death or disability, they will continue to receive medical and dental benefits for themselves (in the case of disability only) and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

•Non-competition: Each of these employment agreements contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Clawback Policy
On December 1, 2023, we adopted a clawback policy in compliance with SEC rules and NYSE listing standards. Our clawback policy generally provides that the Company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event that the Company is required to prepare an accounting restatement. In addition, our clawback policy provides the Compensation Committee with discretion to recoup incentive-based compensation from any current or former executive officer if there is an accounting restatement due to fraud or willful misconduct in which the executive officer participated. A copy of our clawback policy is attached as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.

2024 Summary Compensation Table
The table below presents the compensation earned for 2024, and, as applicable, for 2023 and 2022 for our 2024 NEOs:

Summary Compensation Table (per SEC rules, multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation(3)	Total

Jordan L. Kaplan	2024	$800,000	$—	$8,261,798	$21,563	$9,083,361
President and CEO	2023	$800,000	$—	$7,417,873	$21,111	$8,238,984
	2022	$800,000	$—	$7,837,901	$15,934	$8,653,835

Kenneth M. Panzer	2024	$800,000	$—	$8,261,798	$24,575	$9,086,373
COO	2023	$800,000	$—	$7,417,873	$14,517	$8,232,390
	2022	$800,000	$—	$7,837,901	$12,215	$8,650,116

Kevin A. Crummy(4)	2024	$600,000	$200,000	$1,330,292	$13,000	$2,143,292
CIO	2023	$600,000	$200,000	$1,329,623	$13,000	$2,142,623
	2022	$600,000	$200,000	$1,329,652	$13,000	$2,142,652

Peter D. Seymour	2024	$550,000	$—	$1,592,851	$13,000	$2,155,851
CFO	2023	$550,000	$—	$1,399,604	$13,000	$1,962,604
	2022	$550,000	$—	$1,399,634	$13,000	$1,962,634

Michele L. Aronson	2024	$450,000	$—	$1,575,353	$13,000	$2,038,353
EVP, General Counsel and Secretary	2023	$450,000	$—	$1,399,604	$13,000	$1,862,604
______________________________________________________________________
(1)Represents salary payable with respect to the year it was earned.
(2)Represents the grant date fair value of restricted equity grants, calculated in accordance with US GAAP ASC Topic 718, not the face value, using the assumptions set forth in Notes 2 and 13 to our audited financial statements included in our 2024 Form 10-K filed with the SEC on February 17, 2025. We restricted our executives from selling or transferring their LTIP Unit awards in 2024 for four to seven years after grant, based on the date of vesting. All of the LTIP Unit grants in 2024 were performance based, reflecting our Compensation Committee's evaluation of the respective NEOs' performance against predetermined goals during 2024. As disclosed above, our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance rather than at the beginning of the performance period subject to potential forfeiture for non-performance.
(3)All Other Compensation includes the following perquisites and other amounts provided to our executives:
•Mr. Kaplan's perquisites included the personal incremental use of an executive assistant and personal use of a company car for 2024, 2023 and 2022.
•Mr. Panzer's perquisites included 401K plan matching and personal use of a company car for 2024, 2023 and 2022, and the personal incremental use of an executive assistant for 2024.
•Messrs. Crummy's and Seymour's perquisites included 401K plan matching and an auto allowance for 2024, 2023, and 2022.
•Ms. Aronson's perquisites included 401K plan matching and an auto allowance for 2024 and 2023. Ms. Aronson became a NEO during 2023.
•Each of the perquisites described above was less than $25,000 for each of the executives for 2024, 2023 and 2022.
(4)Mr. Crummy's bonus for 2024, 2023 and 2022 represents the discretionary cash portion of his variable incentive compensation, the amount of which was determined in the discretion of the Compensation Committee after review of his performance during the year.

2024 Grants of Plan-based Awards
The table below presents the grants of plan-based awards to our NEOs in 2024:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Jordan L. Kaplan	December 4, 2024	December 12, 2024	598,681	$8,261,798
Kenneth M. Panzer	December 4, 2024	December 12, 2024	598,681	$8,261,798
Kevin A. Crummy	December 4, 2024	December 12, 2024	96,398	$1,330,292
Peter D. Seymour	December 4, 2024	December 12, 2024	115,424	$1,592,851
Michele L. Aronson	December 4, 2024	December 12, 2024	114,156	$1,575,353

__________________________________________________
(1)Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on December 4, 2024, stipulating that they be granted on December 12, 2024, with the number of LTIP Units to be based on the closing price of our common stock on the date of grant ($19.71 at December 12, 2024). Our Compensation Committee follows this process because we inform our employees of the grants in their annual performance reviews, which typically occur between the approval date and the grant date.
(2)The amounts reflect the grant date fair value of the award calculated in accordance with US GAAP ASC Topic 718, under the assumptions set forth in Notes 2 and 13 to our audited financial statements included in our 2024 Form 10-K filed with the SEC on February 17, 2025.

Outstanding Equity Awards at 2024 Fiscal Year-end
The table below presents unvested LTIP Units held by our NEOs as of December 31, 2024:

Name	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Jordan L. Kaplan	392,024	$7,275,965
Kenneth M. Panzer	392,024	$7,275,965
Kevin A. Crummy	165,805	$3,077,341
Peter D. Seymour	184,996	$3,433,526
Michele L. Aronson	184,045	$3,415,875

______________________________________
(1)Unvested LTIP Units are scheduled to vest as follows:

Name	December 31,
	2025	2026	2027	Total

Jordan L. Kaplan	201,100	131,056	59,868	392,024
Kenneth M. Panzer	201,100	131,056	59,868	392,024
Kevin A. Crummy	85,706	56,000	24,099	165,805
Peter D. Seymour	93,705	62,435	28,856	184,996
Michele L. Aronson	93,388	62,118	28,539	184,045

(2)Based on the closing price of our common stock of $18.56 on December 31, 2024 at the rate of one share of our Common Stock for each unvested LTIP Unit.

Equity Vested

The table below presents the vesting of LTIP Units held by our NEOs during 2024:

	Number of LTIP Units Vested	Value Realized on Vesting(1)(2)

Jordan L. Kaplan	595,304	$11,048,842
Kenneth M. Panzer	595,304	$11,048,842
Kevin A. Crummy	101,276	$1,879,683
Peter D. Seymour	104,827	$1,945,589
Michele L. Aronson	108,217	$2,008,508

___________________________________________________
(1)The LTIPs vested on December 31, 2024. The value realized was based on the closing price of our common stock of $18.56 on December 31, 2024, at the rate of one share of our Common Stock for each LTIP Unit.
(2)Vested units are still subject to a stock-price performance hurdle and a four-year lockout period before they are eligible to be redeemed.

Potential Payments Upon Termination or Change of Control

The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment or a change in control, assuming that the applicable triggering event occurred on December 31, 2024 (and after giving effect to any regularly scheduled vesting of equity awards that occurred on such date), based on what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination or change in control, as applicable.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our NEOs) is terminated, the employee would be entitled to receive certain amounts due during the remaining period of such employee's term of employment. Such amounts would include:
•any unpaid salary from the date of the last payroll to the date of termination;
•reimbursement for any properly incurred unreimbursed business expenses; and
•accrued paid time off through the date of termination.

In addition, the NEOs would retain the following rights:
•any existing rights to indemnification for prior acts through the date of termination; and
•LTIP Units awarded pursuant to our 2016 Plan to the extent provided in that plan and the grant or award.

In prior years, the awards we made to senior executives under our 2016 Plan provided that if the employment of a participant (including any of our NEOs who have unvested LTIP Units) is terminated without cause by us, or for good reason by the participant then any unvested LTIP Units will immediately vest. Our 2020, 2021, 2022, 2023 and 2024 awards do not contain this provision.

In addition to the payments noted above, our NEOs would receive the following additional benefits on certain terminations:
Payments Made Upon Termination by the Company Without Cause or by the Officer for Good Reason: As noted above under "Principal Compensation Agreements and Plans-Employment Agreements", each of Messrs. Kaplan and Panzer has an employment agreement with us. If we terminate Messrs. Kaplan or Panzer's employment without cause, or if the respective officers terminate their employment for good reason, they will receive the following cash severance: (a) compensation equal to three times the average of their annual compensation over the last three full calendar years ending prior to the termination date, paid in a lump sum, including their (i) salary, and (ii) annual bonus (including the value of any equity grants), and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents (who were enrolled in our medical plan at the time of the respective officer's termination) for a three-year period following their termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of their employment agreement. Based on the annual compensation awarded in 2022, 2023 and 2024, and medical insurance premiums paid for 2024, we estimate that the cash severance payments for termination of employment occurring immediately after December 31, 2024 would have been $36.2 million for Mr. Kaplan and $36.1 million for Mr. Panzer. Mr. Crummy, Mr. Seymour, and Ms. Aronson do not have any contractual severance arrangements for termination.
Payments Made Upon a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants. As such, following a change of control, the executive will have the same severance upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer publicly traded after a change of control, any unvested grants will become vested. We estimate that based on the price of our common stock on December 31, 2024 an acceleration under these conditions would result in value of $7.3 million for each of Messrs. Kaplan and Panzer, $3.4 million for each of Mr. Seymour and Ms. Aronson, and $3.1 million for Mr. Crummy. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Termination due to Death or Disability. In the event of the death or disability of Messrs. Kaplan or Panzer, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of 12 months. Using medical insurance premium costs for 2024, we estimate the value of these continued medical benefit payments would have been $61,000 for Mr. Kaplan and $35,000 for Mr. Panzer in the case of termination for death or disability immediately following December 31, 2024. Mr. Crummy, Mr. Seymour, and Ms. Aronson do not have any contractual arrangements for termination due to death or disability.
In addition, our grants of LTIP Units provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year. In the case of termination for death occurring immediately following December 31, 2024, and based on the number of LTIP Units that vested in 2024 and the price of our common stock at December 31, 2024, we estimate that the value of the accelerated LTIP Unit vesting would be $11.0 million for each of Messrs. Kaplan and Panzer, $2.0 million for Ms. Aronson, and $1.9 million for each of Messrs. Crummy and Seymour.

CEO PAY RATIO

In accordance with the requirements of the SEC, we calculated the ratio of our CEO pay to that of our median employee by examining the 2024 total compensation for all of our employees. As of December 31, 2024, we employed approximately 770 people. We identified our median employee by examining the 2024 total compensation for all individuals, excluding our CEO, who were employed by us (on a full-time, part-time or casual basis) on December 31, 2024, calculated in the same manner as the total compensation for our CEO disclosed in the "Summary Compensation Table" above. The calculation of total compensation does not take into account the value of all the benefits we provide to our employees, including health benefits and life insurance, and does not adjust for, or annualize the compensation of, employees who work part time. For employees hired during 2024, total compensation was annualized to reflect a full year of employment. Based on this calculation, we determined the annual total compensation of our median employee for 2024 to be $71,067. As reported in the “Summary Compensation Table” above, the annual total compensation for our CEO in 2024 was $9,083,361. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 128:1 for 2024.

PAY VERSUS PERFORMANCE
2024 Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(v) of Regulation S-K, we are providing the following information about the relationship between the amount of CAP to our NEOs and certain measures of our financial performance. For further information concerning our performance-focused compensation philosophy and how the Compensation Committee considers performance in relation to compensation decisions, refer to the "Compensation Discussion and Analysis" section of this proxy statement.
The tabular and narrative disclosures provided below, calculated in accordance with the applicable rules, may reflect reasonable estimates and assumptions. The table below presents the compensation information for our principal executive officer (PEO) and, as an average, for our other NEOs (the "Non-PEO NEOs") and the financial performance information as required by the SEC’s pay versus performance for 2024, 2023, 2022, 2021, and 2020. Mr. Kaplan was our PEO for all periods presented. Our Non-PEO NEOs for 2024 and 2023 were Messrs. Panzer, Crummy and Seymour, and Ms. Aronson. Our Non-PEO NEOs for 2022, 2021, and 2020 were Messrs. Emmett, Panzer, Crummy and Seymour.

	Jordan L. Kaplan				Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Our TSR	Our Peer Group TSR(3)	Net Income (Loss) (4) (000's)	FFO (5) (000's)
2024	$9,083,361	$12,460,323	$3,855,967	$5,379,806	$53	$73	$7,588	$345,528
2023	$8,238,984	$9,208,079	$3,550,055	$3,875,723	$40	$67	$(75,840)	$377,291
2022	$8,653,835	$4,400,000	$3,246,971	$1,539,986	$40	$63	$96,540	$419,683
2021	$9,071,244	$12,461,572	$3,241,910	$4,402,571	$82	$101	$56,131	$383,456
2020	$8,468,019	$4,965,617	$3,061,873	$1,814,463	$69	$88	$38,553	$372,541

(1) The amounts presented are equal to the amounts presented in the "total" column of the Summary Compensation Table for the applicable year for Mr. Kaplan, and the average of the amounts presented in the "total" column of the Summary Compensation Table for the Non-PEO NEOs for each applicable year.
(2) The amounts presented represent Mr. Kaplan's Compensation Actually Paid (CAP) amount, and the average CAP amounts for the Non-PEO NEOs, for the corresponding fiscal year, as computed in accordance with Item 402(v) of Regulation S-K and as further described below. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kaplan, or any of the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below sets forth the adjustments that were made to Mr. Kaplan's, and to the Non-PEO NEOs, total compensation for each year to determine the CAP amounts. There were no grants forfeited by our NEOs during 2024; therefore, no adjustments have been made to the Summary Compensation Table totals for forfeitures. The Company does not sponsor or maintain a defined benefit pension plan, and no such benefits are provided to our NEOs; therefore, no adjustments have been made to the Summary Compensation Table totals for changes in pension values.

	Summary Compen-sation Table (SCT) Total	Deduct: Stock Based Compen-sation as reported in the SCT	Add: Fair Value of Award Granted that was Unvested at Year End (Measured at Year End)*	Add: Fair Value of Award Granted that Vested (Measured at Vesting Date)*	Add: Change in Fair Value of Prior Year Unvested Awards (Measured at Year End*	Add: Change in Fair Value of Prior Year Awards that Vested (Measured at Vesting Date)*	Add: Dividends Paid on Unvested Awards Prior to Vesting Date	Compen-sation Actually Paid
Jordan L. Kaplan
2024	$9,083,361	$(8,261,798)	$7,778,064	$—	$1,601,846	$1,471,215	$787,635	$12,460,323
2023	$8,238,984	$(7,417,873)	$7,225,663	$—	$(221,671)	$840,190	$542,786	$9,208,079
2022	$8,653,835	$(7,837,901)	$7,688,007	$—	$(4,726,489)	$45,475	$577,073	$4,400,000
2021	$9,071,244	$(8,258,608)	$8,206,116	$—	$1,244,003	$1,659,228	$539,589	$12,461,572
2020	$8,468,019	$(7,583,722)	$7,664,775	$—	$(3,160,261)	$(846,234)	$423,040	$4,965,617

Other NEOs (Average)
2024	$3,855,967	$(3,190,074)	$3,003,293	$—	$759,948	$619,593	$331,079	$5,379,806
2023	$3,550,055	$(2,886,676)	$2,811,877	$—	$(75,291)	$238,365	$237,393	$3,875,723
2022	$3,246,971	$(2,663,668)	$2,612,727	$—	$(1,721,125)	$(146,493)	$211,572	$1,539,986
2021	$3,241,910	$(2,716,419)	$2,699,154	$—	$463,758	$519,056	$195,113	$4,402,571
2020	$3,061,873	$(2,521,592)	$2,548,542	$—	$(1,091,981)	$(332,010)	$149,630	$1,814,463
__________________________________________________________________________
*In determining CAP, grants are considered vested when the required service period is completed and the stock performance hurdle has been achieved.

(3) For each of 2024, 2023, 2022, 2021, and 2020 the following companies were included in our Peer Group:

Alexandria Real Estate Equities, Inc (ARE)	Boston Properties, Inc. (BXP)
Empire State Realty Trust, Inc. (ESRT)	Hudson Pacific Properties, Inc. (HPP)
Kilroy Realty Corporation (KRC)	Paramount Group, Inc. (PGRE)
Piedmont Office Realty Trust, Inc. (PDM)	SL Green Realty Corp. (SLG)
UDR, Inc. (UDR)	Vornado Realty Trust (VNO)
_________________________________________________
For 2020, our Peer Group also included Digital Realty Trust, Inc. (DLR)
For 2021, 2022, 2023, and 2024 our Peer Group also included JBG SMITH Properties, Inc. (JBGS)
We replaced DLR with JBGS in 2021 because DLR is no longer a comparable peer due to its size and global scope of operations, while JBGS is a diversified REIT that operates primarily in and around the high-barrier to entry Washington, DC market. Using DLR instead of JBGS, our peer group TSR in 2021, 2022, 2023 and 2024 would have been $113, $69, $80 and $95 respectively. Our Compensation Committee’s peer group also included Apartment Investment and Management Company (AIV), and Columbia Property Trust (CXP) in 2020, and Apartment Income REIT Corp (AIRC) in 2021 and 2022. These peers were excluded from our peer group TSR because they became public or delisted during the five years presented in the table, and we therefore did not have sufficient data for the TSR calculations.
(4) The amounts presented represent our net income attributable to our common stockholders, as reflected in our audited financial statements in our Form 10-K for the applicable year.
(5) We determined FFO to be the most important financial performance measure used to link Company performance to CAP for our PEO and Non-PEO NEOs in 2024. FFO is a non-GAAP measure. For a definition of FFO see "Financial Performance Measures used to Determine Compensation Actually Paid (CAP)" further below.

Graphical Representation of Compensation Actually Paid (CAP) and Performance

In accordance with Item 402(v) of Regulation S-K, we are providing the graphs below to illustrate the relationships between the reported CAP amounts and each of the financial performance measures presented in the Pay Versus Performance Table. As described more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee makes compensation decisions based on a number of factors, and has not, specifically evaluated the relationship between the performance measures reported in the Pay Versus Performance Table with the NEOs' CAP amounts (as calculated in accordance with Item 402(v) of Regulation S-K) for a particular year. Therefore, the alignment outcomes depicted below may not accurately reflect the Compensation Committee's goals of linking pay with performance and aligning the interests of our NEOs with those of our stockholders.

CAP (in millions)

CAP vs. Total Shareholder Return (DEI and Peers)
$15.0
$10.0
$5.0
$0.0
$120
$80
$40
$0
2020
2021
2022
2023
2024
CEO CAP
Avg. NEO CAP
DEI TSR
Peer TSR

TSR Indexed ($100)

CAP (in millions)

CAP vs. Net Income
$15.0
$10.0
$5.0
$0.0
$300
$200
$100
$0
$-100
$-200
$-300
2020
2021
2022
2023
2024
CEO CAP
Avg. NEO CAP
Net Income

Net Income (in millions)

CAP (in millions)

CAP vs. FFO
$15.0
$10.0
$5.0
$0.0
$400
$300
$200
$100
$0
2020
2021
2022
2023
2024
CEO CAP
Avg. NEO CAP
FFO

FFO (in millions)

Financial Performance Measures used to Determine Compensation Actually Paid (CAP)
As described in greater detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis," our executive compensation philosophy emphasizes incentive-based compensation, evaluated using a variety of factors. In accordance with Item 402(v) of Regulation S-K, the most important financial performance measures that we use to link compensation for the NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Financial Performance Measures
TSR	TSR is our cumulative total shareholder return over the applicable period, assuming the reinvestment of dividends. For purposes of calculating TSR for our Peer Group, it is weighted according to the respective issuers' stock market capitalization at the beginning of each period presented.
FFO
We have chosen FFO as the "Company Selected Measure" in accordance with Item 402(v) of Regulation S-K. We calculate FFO in accordance with the standards established by NAREIT by excluding gains (or losses) on sales of investments in real estate, gains (or losses) from changes in control of investments in real estate, real estate depreciation and amortization (other than amortization of right-of-use assets for which we are the lessee and amortization of deferred loan costs), and impairment write-downs of real estate from our net income (loss) (including adjusting for the effect of such items attributable to our consolidated JVs and our unconsolidated Fund, but not for noncontrolling interests included in our calculation of fully diluted equity). We report FFO because it is a widely reported measure of the performance of equity REITs and is also used by some investors to identify the impact of trends in occupancy rates, rental rates and operating costs from year to year, excluding impacts from changes in the value of our real estate, and to compare our performance with other REITs. FFO is a non-GAAP financial measure for which we believe that net income (loss) is the most directly comparable GAAP financial measure. FFO has limitations as a measure of our performance because it excludes depreciation and amortization of real estate and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements and leasing expenses necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a measure of our liquidity or cash flow, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to the FFO of other REITs. For the reconciliations of our FFO to Net Income (Loss), see Item 7 in Part II in our Form 10-K's filed with the SEC for the respective periods presented.

DIRECTOR COMPENSATION

The compensation for our non-employee directors is determined by our Board, after recommendation from our Nominating and Corporate Governance Committee, and is reviewed periodically as appropriate. Our Nominating and Corporate Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Kaplan and Panzer, as members of our Board, are involved in the Board approval of the recommendations of our Nominating and Corporate Governance Committee.
As annual fees for their services, at our annual meeting of stockholders, each of our non-employee directors receives a grant of LTIP Units with a face value of $220,000 that vests on a quarterly basis during the year the services are rendered. LTIP Units granted to our directors are subject to restrictions on transfer and cannot be exchanged for common stock until December 31st two years after the LTIP Unit grants are fully vested. Our Board Chairperson receives an additional annual fee of $50,000, our Audit Committee chairperson receives an additional annual fee of $22,500, and our Compensation Committee and our Nominating and Corporate Governance Committee chairpersons each receive an additional annual fee of $15,000, paid in LTIP Units that vest on a quarterly basis during the year the services are rendered. We also reimburse non-employee directors for their reasonable expenses incurred in connection with their services as directors. In accordance with SEC rules, the table below summarizes the compensation that we awarded to our non-employee directors in 2024, which will vest in, and relates to, 2025 service.

Name(1)	LTIP Unit Awards(2)	All Other Compensation	Total

Dan A. Emmett	$207,574	$—	$207,574
Leslie E. Bider	$180,663	$—	$180,663
Dorene Dominguez	$169,132	$—	$169,132
Virginia A. McFerran	$180,663	$—	$180,663
Thomas E. O'Hern	$186,436	$—	$186,436
William E. Simon, Jr.	$169,132	$—	$169,132
Ray C. Leonard	$169,132	$—	$169,132
Shirley Wang	$169,132	$—	$169,132

____________________________________________________
(1)Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Kaplan and Panzer are not included in this table. The compensation received by Messrs. Kaplan and Panzer as our employees is shown in the "Summary Compensation Table."
(2)The amounts represent the grant date fair value, not the face value, of awards made in 2024. The fair value is calculated in accordance with US GAAP ASC Topic 718, based on the assumptions disclosed in Notes 2 and 13 to our audited financial statements included in our 2024 Form 10-K filed with the SEC on February 17, 2025. These awards were granted on December 12, 2024 for 2025 services. As of December 31, 2024, our non-employee directors did not hold any unvested LTIP Unit awards other than as set forth in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding our equity compensation plans (all of which were previously approved by our stockholders) as of December 31, 2024:

Plan Category		Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (In thousands)		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of common stock remaining available for future issuance under stock-based compensation plans (excluding shares reflected in column (a)) (In thousands)
		(a)		(b)		(c)
Stock-based compensation plans approved by stockholders	(1)	4,615	(2)	N/A	(3)	12,749	(4)
_______________________________________________________
(1)For more information regarding our plans, please see "Principal Compensation Agreements and Plans."
(2)     Consists of 2.7 million vested and 1.9 million unvested LTIP Units.
(3)     We have no outstanding options. There are no exercise prices for LTIP Units.
(4)     "Full value" awards (such as LTIP Unit Awards, Deferred Stock Awards, and Restricted Stock Awards) count against our 2016 Plan overall limits as two shares, while options and stock appreciation rights ("SARs") are counted as one share. See "Principal Compensation Agreements and Plans."

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2024 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2024. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit/review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed with the Audit Committee under Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2024 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
Dorene C. Dominguez

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2024 and 2023, our independent registered public accounting firm was Ernst & Young LLP. The table below presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees	2024	2023

Audit Fees(1)	$1,346,300	$1,349,100
Tax Fees(2)	792,421	756,470
Total	$2,138,721	$2,105,570

___________________________________________________
(1)    Fees for the integrated audit and quarterly reviews of Douglas Emmett, Inc., including the audit fees for our fund and joint ventures of $261,000 for 2024 and 2023.
(2)    Fees for tax compliance and planning services for Douglas Emmett, Inc., including our fund and joint ventures.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to approve all of the audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, and did so in the case of all of the fees for 2024 and 2023. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

TRANSACTIONS WITH RELATED PERSONS

Mr. Emmett, the Chairman of our Board, and previously an executive officer until he retired in August 2023, has a family office which leases 2,820 square feet of office space from us at market terms. We have evaluated the lease in accordance with SEC Regulations and NYSE standards, and determined that it is not financially material to us or Mr. Emmett.

Mr. Seymour, our Chief Financial Officer, has a residential lease under which he and his wife lease an apartment from us at market terms. We have evaluated the lease in accordance with SEC Regulations and NYSE standards, and determined that it is not financially material to us or Mr. Seymour.

Douglas Emmett Management, LLC employs the son of Mr. Simon, one of our independent directors. In 2024, Mr. Simon's son's total compensation and benefits were less than $400,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities. Mr. Simon's son is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC employs the daughter of Mr. Kaplan, our Chief Executive Officer, President and director. In 2024, Mr. Kaplan's daughter's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities. Mr. Kaplan's daughter is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC employs the daughter of Mr. Panzer, our Chief Operating Officer and director. In 2024, Mr. Panzer's daughter's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities.  Mr. Panzer's daughter is not an officer under Section 16 of the Exchange Act.

Conflicts of Interest: Our Code of Business Conduct and Ethics (our "Code of Conduct") defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner, and includes any transaction that under SEC rules would require disclosure in this section. Our Code of Conduct specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Conduct, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may "household" our proxy materials. In that event, only one copy of this Proxy Statement and the annual report will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement and the annual report to a stockholder at a shared address to which a single copy of this Proxy Statement and annual report was delivered. If you wish to receive a separate copy of this Proxy Statement and annual report or Notice of Internet Availability of Proxy Materials, please notify your broker and us by sending a letter to Douglas Emmett, Inc., Attn: Investor Relations, 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, or by calling Investor Relations at (310) 255-7700. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of this Proxy Statement and the annual report can notify their broker or us in writing or orally at the above provided address and request that we deliver a single copy of these materials.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2026 annual meeting of stockholders is December 19, 2025.
Nominations and Proposals Outside of Rule 14a-8/Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2026 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, of their intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 19, 2025, nor later than 5:00 p.m. Eastern Standard Time on December 19, 2025.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, if a stockholder wishes to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 annual meeting of stockholders, the stockholder is required to give written notice to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401. The notice must be received by our Corporate Secretary no later than March 30, 2026; provided, however, that in the event that the date of the 2026 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the Annual Meeting, written notice must be delivered by the later of the 60th day prior to the date of the 2026 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "could," "may," "future" or other similar expressions in this Proxy Statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this Proxy Statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in "Item 1A. Risk Factors" in our 2024 Form 10-K filed with the SEC on February 17, 2025, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders for 2024 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed "soliciting material" or "filed" with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,

/s/ Jordan L. Kaplan
________________________________________________
Jordan L. Kaplan
President and CEO
April 18, 2025

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUGLAS EMMETT, INC.**

**ANNUAL MEETING OF STOCKHOLDERS**
**May 29, 2025 at 9:00 AM PDT**

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2025, the terms of each of which are incorporated herein by reference, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution and revocation in each of them, on behalf and in the name of the undersigned, to attend the above-referenced Annual Meeting of Stockholders of Douglas Emmett, Inc., and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, and revokes any proxy heretofore given with respect to such meeting.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF ALL DIRECTOR NOMINEES OR ANY SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD OF DIRECTORS, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR END DECEMBER 31, 2025, (3) FOR APPROVAL IN A NON-BINDING ADVISORY VOTE OF OUR EXECUTIVE COMPENSATION, AND IN THEIR DISCRETION, AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

**Important Notice Regarding the Availability of Proxy Materials:**

The 2025 Proxy Statement and Annual Report
for the year ended 2024 are available at:
https://web.viewproxy.com/DEI/2025

Please mark your votes like this ☒

**Douglas Emmett Proposals — Our Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.**

1. Election of Directors.

| | | | |
|---|---|---|---|
| 01 Jordan L. Kaplan | 03 Leslie E. Bider | 05 Virginia A. McFerran | 07 William E. Simon, Jr. |
| 02 Kenneth M. Panzer | 04 Dorene C. Dominguez | 06 Thomas E. O'Hern | 08 Shirley Wang |

☐ **FOR** All Nominees ☐ **WITHHOLD** Authority For All Nominees ☐ **FOR ALL EXCEPT** Those Whose Numbers Listed At Right: ____________________

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

This Proxy should be dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date ____________________

Signature ____________________

Signature ____________________

VIRTUAL CONTROL NUMBER

→ ____________________

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

VIRTUAL CONTROL NUMBER

→ ____________________

# PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

## INTERNET

**Vote Your Proxy on the Internet:**

**Go to www.aalvote.com/DEI**

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

## TELEPHONE

**Vote Your Proxy by Phone:**

**Call 1 (866) 804-9616**

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

## MAIL

**Vote Your Proxy by Mail:**

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.